State of Delaware
Secretary of State
Division of Corporatio
Delivered 01:09 PM 02/05/
FILED 01:09 PM 02/05/2
SR 20160622115 - File Numbe

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

- First: The name of this Corporation is Stealth Air Robotics Corporation
- Second: Its registered office in the State of Delaware is to be located at 28 Old Rudnick Lane Street, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is URS Agents, LLC.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 60,000,000 shares (number of authorized shares) with a par value of 0.000001 per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name Craig Redding

Mailing Address 5510 Merrick Rd., Massapequa, NY Zip Code 11758

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 4TH day of February, A.D. 20 16.

BY: ______________________
(Incorporator)

NAME: Craig Redding
(type or print)